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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):  February 26, 1997


                               LESLIE'S POOLMART
             (Exact name of registrant as specified in its charter)


         California                     0-19096                   93-0976447
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(State or other jurisdiction          (Commission            (IRS Employer
of incorporation or organization)     File Number)           Identification No.)


20630 Plummer Street, Chatsworth, California                         91311
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  (Address of principal executive offices)                        (Zip Code)


    Registrant's telephone number, including area code:  (818) 993-4212
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              20222 Plummer Street, Chatsworth, California  91311
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         (Former name or former address, if changed since last report)



             This Report consists of 55 pages, including exhibits.
                       Exhibit Index appears on page 5.


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ITEM 5.  OTHER EVENTS


          On February 26, 1997, Leslie's Poolmart ("Registrant") entered into an Agreement and Plan of Merger dated February 26, 1997 ("Agreement") under which Registrant agreed to be acquired in a cash merger at $14.50 per share. The Agreement was approved by the board of directors of Registrant ("Board") prior to its execution. A copy of the press release announcing this transaction and of the Agreement are filed as exhibits to this Report. The following description of the Agreement is qualified in its entirety by reference to the filed exhibit.

          The Agreement is the outgrowth of an offer made on November 11, 1996 ("Offer") to acquire the outstanding shares of Registrant by Michael J. Fourticq and Brian P. McDermott ("Offering Parties") who are the Chairman of the Board and the President and Chief Executive Officer of Registrant, respectively, and the general partners of Hancock Park Associates II, L.P. on whose behalf the Offer was made.

          The Parties to the Agreement are Registrant, LPM Holdings, Inc., a wholly owned Delaware subsidiary of Registrant ("Leslie's Delaware") and Poolmart USA, Inc. ("Poolmart"), a Delaware corporation that is wholly-owned by Green Equity Investors II, L.P. ("Green"), which is an affiliate of Leonard Green & Partners, L.P., a merchant banking firm. The Board also approved, pursuant to the Agreement, an Agreement of Merger dated February 26, 1997 with Leslie's Delaware ("Merger Agreement"), a copy of which is filed as an exhibit to this Report.

          Under the Agreement, subject to obtaining appropriate shareholder approval, Registrant would effect a two-step merger transaction. In the first step, pursuant to the Agreement and the Merger Agreement, Registrant would reincorporate in Delaware by merging with and into Leslie's Delaware, and each share of Registrant (other than shares entitled to exercise dissenters' rights under California law) would be exchanged for one share of Leslie's Delaware. Immediately thereafter, pursuant to the Agreement, Leslie's Delaware would effect a merger ("Merger") with Poolmart in which Leslie's Delaware would be the surviving corporation. In the Merger, a total of 359,505 shares of Leslie's Delaware ("Continuing Shares") presently held by certain members of the Board, including the Offering Parties, and related persons (collectively, "Continuing Stockholders") would remain outstanding, and each of the remaining outstanding shares of Leslie's Delaware (including a substantial portion of the holdings of the Continuing Stockholders) would be converted into the right to receive $14.50 in cash. In addition, certain members of Registrant's management would receive new options to purchase common stock of Leslie's Delaware.

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          It is expected that Occidental Petroleum Corporation ("Occidental"), one of whose officers is a director of Registrant, would provide a portion of the equity capital to finance the Merger. Additional equity capital would be provided by the Continuing Stockholders through their retention of the Continuing Shares and by Green as the sole stockholder of Poolmart. As a result of the Merger, it is expected that the Continuing Stockholders, Occidental, Green and certain members of Registrant's management will become the sole holders of stock and all other equity interests in Leslie's Delaware.

          The Agreement, Merger Agreement and the merger transaction described above were approved by the Board after receiving the recommendation of a special committee ("Committee") of two directors who will not have any equity or other financial interest in Leslie's Delaware when the Merger is completed. The Committee members were elected to the Board in November, 1996 when the Board received the Offer from the Offering Parties. The Committee was established to consider the Offer and any and all other indications of interest or proposals to acquire the Company. In arriving at their decisions, the Board and the Committee received legal advice from a law firm specially selected for this assignment by the Committee and also received advice and a fairness opinion from Donaldson, Lufkin & Jenrette Securities Corporation and a fairness opinion from Dillon, Read Co. Inc.

          Completion of the Merger is subject to satisfaction of a number of conditions including (i) obtaining approval of Registrant's shareholders to the two-step merger transaction, (ii) obtaining financing, and (iii) compliance with all applicable regulatory requirements.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

          The information set forth in the Exhibit Index is incorporated herein by reference.

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

DATED: MARCH 3, 1997

                                   LESLIE'S POOLMART
                                        (REGISTRANT)


                                   BY:     /S/ ROBERT D. OLSEN
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                                        ROBERT D. OLSEN,
                                        CHIEF FINANCIAL OFFICER

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                                 Exhibit Index

     1. Agreement and Plan of Merger dated February 26, 1997 among Leslie's Poolmart, LPM Holdings, Inc. and Poolmart USA, Inc.

     2. Agreement of Merger dated February 26, 1997 between Leslie's Poolmart and LPM Holdings, Inc.

     3.   Press Release dated February 27, 1997

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